Exhibit 10.6
DARÉ BIOSCIENCE, INC.
CHANGE IN CONTROL POLICY1
The purpose of this Change in Control Policy (this “Policy”) of Daré Bioscience, Inc. (together with its successors and assigns, the “Company”) is to provide certain employees of the Company with certain benefits in the event of a termination of employment without Cause (as defined below) or for Good Reason (as defined below), in each case, in connection with a Change in Control (as defined below) under the terms described in this Policy. This Policy is effective as of the Effective Date.
1.Definitions
(a)“Cause” means: (i) the Covered Employee’s act(s) of gross negligence, willful misconduct or material dishonesty in the course of her employment, provided that the Board of Directors of the Company (the “Board”) first provides such Covered Employee with written notice of such conduct and 30 days to cure such conduct, if curable (with the determination as to whether such conduct is curable to be made by the Board in its sole discretion); (ii) misappropriation (or attempted misappropriation) by the Covered Employee of any assets of the Company or any of its affiliates; (iii) the commission or attempted commission of any act of fraud or embezzlement by the Covered Employee; (iv) willful violation of any law or regulation which adversely and materially affects the Covered Employee’s ability to discharge her duties or has a direct, substantial and adverse effect on the Company; (v) the Covered Employee’s material breach of her employment agreement, if any, provided that the Company first provides her with written notice of such conduct and 30 days to cure such conduct, if curable (with the determination as to whether such conduct is curable to be made by the Board in its sole discretion); (vi) any other intentional misconduct by the Covered Employee adversely affecting the business or affairs of the Company or any of its affiliates; or (v) any material failure by the Covered Employee to comply with the Company's written policies or rules, as they may be in effect from time to time during her employment with the Company, including, without limitation, the Company’s corporate code of conduct and ethics and whistleblower policy.
(b)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions occurring after the Effective Date of any one or more of the following events: (1) any person or persons acting together becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of (y) a transaction the primary purpose of which is to raise capital (including, without limitation, a recapitalization or a similar transaction) and/or (z) a merger, consolidation or similar transaction; (2) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately before such transaction; or (3) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company during any 12-month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately before such sale, lease, license or other disposition. Notwithstanding the above, to the extent any benefit under this Policy on or following a Change in Control is deferred compensation subject to Section 409A of the Internal Revenue Code, and not otherwise exempt from complying with the provisions of the statute, then a Change in Control shall only be deemed to occur if the Change in Control also qualifies as a change in the ownership or effective control of a corporation, or a
1 As amended on April 29, 2024.

change in the ownership of a substantial portion of a corporation’s assets as defined in Treasury Regulation Section 1.409A-3(i)(5). No Change in Control will be deemed to occur because of a sale of assets, merger or other transaction effected exclusively to change the domicile or name of the Company.
(c)“Committee” shall mean the Compensation Committee of the Board, or, if no such committee exists, such term shall refer to the Board itself.
(d)“Covered Employee” means an employee of the Company who meets the requirements to be eligible to receive benefits under this Policy as set forth in Section 2.
(e)"Covered Employee Acknowledgment" means the form of acknowledgment between a Covered Employee and the Company in substantially the form of Appendix A attached hereto, as the same may be amended from time to time by the Committee and which may include such other terms as the Committee deems necessary or advisable in the administration of this Policy.
(f)“Effective Date” means October 15, 2019.
(g)“Good Reason” means the existence of any one or more of the following conditions without the applicable Covered Employee’s consent: (i) a material change in the Covered Employee’s title or reporting relationships (ii) a change in Covered Employee’s position with the Company which materially reduces the Executive’s authority, duties or responsibilities, or the assignment to the Covered Employee of duties materially inconsistent with the Covered Employee’s position with the Company; (iii) a material reduction in the Covered Employee’s then current base salary (except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated service providers of the Company); (iv) a relocation of the Covered Employee’s place of employment by more than 35 miles from the geographic location at which such employee primarily provided services to the Company immediately before such relocation; or (v) a material breach by the Company of any employment agreement between the Company and the Covered Employee, in each case so long as such Covered Employee delivers written notice to the Company within 45 days following the date on which such condition(s) first arose specifying the condition(s), the Company fails to cure such condition within 30 days after it receives such written notice and such Covered Employee terminates her employment within 15 days after the end of such 30-day cure period.
2.Covered Employee.
An employee of the Company is eligible to receive benefits under this Policy if: (i) the employee has the title of vice president or above; (ii) the Committee has designated such employee as eligible to receive benefits under this Policy and provided such person with a Covered Employee Acknowledgment; (iii) such employee has signed and returned such Covered Employee Acknowledgment to the Company within the period specified therein; and (iv) such employee's employment with the Company terminates due to a Covered Termination. The determination of whether an employee is a Covered Employee shall be made by the Committee, in its sole discretion, and such determination shall be binding and conclusive on all persons.
3.Acceleration of Vesting upon Termination of Employment in Connection with a Change in Control
If the employment of a Covered Employee is terminated by the Company without Cause or such Covered Employee resigns for Good Reason, in either case, within 90 days before, or 365 days following, the effective date of a Change in Control (each, a "Covered Termination"), then, subject to Section 4 and the other terms of this Policy, the vesting of all of such Covered Employee’s equity awards then outstanding that are subject solely to time-based vesting conditions that have not been satisfied shall be accelerated in full. For the avoidance of doubt, the vesting of any equity award that is subject only to performance-based vesting condition(s) or to both performance-based vesting condition(s) and time-based vesting condition(s), shall not be accelerated unless such performance-based vesting condition(s) have been satisfied as of the effective date of the Covered Termination or, in the case of a Covered Termination that occurs before a Change in Control, as of the effective date of the Change in Control.

4.Release
The benefits provided for under this Policy shall be conditioned on (a) the applicable Covered Employee’s continued compliance with her obligations under Sections 5 and 6 and (b) the applicable Covered Employee executing and delivering to the Company a full release of all claims she may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents, in a form reasonably acceptable to the Company (the “Release”). The Release must become enforceable and irrevocable on or before the 60th day following the applicable Covered Employee’s date of termination or resignation (the “Termination Date”). If the Covered Employee fails to execute without revocation the Release, she shall not be entitled to the benefits provided for under this Policy.
5.Confidentiality and Restrictive Covenants
(a)Acknowledgement. Each Covered Employee acknowledges that:
(i)the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s business;
(ii)the business in which the Company is engaged is intensely competitive and that her employment by the Company will require that she have access to and knowledge of nonpublic confidential information of the Company and the Company’s business, including, but not limited to, certain/all of the Company’s products, plans for creation, acquisition or disposition of products or publications, strategic and expansion plans, formulas, research results, marketing plans, financial status and plans, budgets, forecasts, profit or loss figures, distributors and distribution strategies, pricing strategies, improvements, sales figures, contracts, agreements, then existing or then prospective suppliers and sources of supply and customer lists, undertakings with or with respect to the Company’s customers or prospective customers, and patient information, product development plans, regulatory strategies, market exclusivity strategies, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);
(iii)the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;
(iv)by her training, experience and expertise, her services to the Company are special and unique; and
(v)her covenants and agreements in this Section 5 are essential to the business and goodwill of the Company.
(b)Covenant Against Disclosure. All Confidential Information is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Covered Employee. The Covered Employee shall not use any of the Confidential Information except in the performance of her duties to the Company and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company.
(c)Defend Trade Secrets Act Information. The Covered Employee acknowledges that, notwithstanding the foregoing limitations on the disclosure of trade secrets, she may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Covered Employee files a proceeding against the Company in connection with a report of a suspected legal violation, she may disclose the trade secret to the attorney representing her and use the trade secret in the court proceeding, if the Covered Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(d)Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Covered Employee will return all memoranda, notes, lists, records, property and other tangible product and documents concerning the Company’s business, including all Confidential Information, in her possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and she will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.
(e)Enforcement. The Covered Employee acknowledges and agrees that any breach by her of any of the provisions of this Section 5 (the “Restrictive Covenants”) would cause irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Covered Employee breaches or threatens to commit a breach of any of the provisions of this Section 5, the Company has the right to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages): (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the applicable Covered Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and (ii) the right and remedy to require the applicable Covered Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the applicable Covered Employee as the result of any transactions constituting a breach of the Restrictive Covenants, and the applicable Covered Employee shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates. The Covered Employee agrees that in any action seeking specific performance or other equitable relief, the applicable Covered Employee will not assert or contend that any of the provisions of this Section 5 are unreasonable or otherwise unenforceable. Other than a material breach of this Policy, the existence of any claim or cause of action by a Covered Employee, whether predicated on this Policy or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
6.Intellectual Property.
(a)Works for Hire. All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which were, are, or will be conceived by a Covered Employee or developed by the Covered Employee in the course of her employment or other services with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of her employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act. Each Covered Employee agrees to assign and hereby does assign to the Company all Creations conceived or developed from the start of her employment with the Company through her Termination Date, and after the Termination Date if the Creation incorporates or is based on any Confidential Information.
(b)Assignment. To the extent, if any, that a Covered Employee retains any right, title or interest with respect to any Creations delivered to the Company or related to her employment with the Company, the Covered Employee hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the applicable Covered Employee, or not to identify her, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. Each Covered Employee further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that the she may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.
Notwithstanding the foregoing, pursuant to California Labor Code Section 2870, the foregoing shall not apply to an invention that a Covered Employee developed entirely on her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Covered Employee for the Company.
(c)Disclosure. Each Covered Employee will promptly inform the Company of any Creations she conceives or develops during the term of her employment with the Company. Each Covered Employee shall (whether during her employment or after the termination of her employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Covered Employee hereby irrevocably appoints the Company and any of its officers as her attorney in fact to undertake such acts in her name). A Covered Employee’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of employment for any reason, the Company shall reimburse her for any out-of-pocket expenses (but not attorneys’ fees) she incurs in connection with her compliance with this Section 6(c).
7.General Terms and Conditions.
(a)Policy Administration. This Policy shall be administered by the Committee, and the Committee shall have the power and authority to interpret the terms and provisions of this Policy, to make all determinations it deems advisable for the administration of this Policy, to decide all disputes arising in connection with this Policy and to otherwise supervise administration of this Policy. The Committee retains the right to amend, revise, change or end this Policy at any time in the future; provided that the Committee may not amend or end the Policy during the period commencing on the date that the Company enters into a definitive agreement that if consummated, would result in a Change in Control and ending on the earlier of (i) 365 days after the effective date of a Change in Control and (ii) the termination of the definitive agreement without the consummation of a Change in Control.
(b)Other Agreements. If a Covered Employee is party to an agreement or other arrangement with the Company that provides greater benefits in the aggregate than set forth in this Policy, such Covered Employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this Policy.
(c)Certain Tax Matters.
(i)To the extent that any of the benefits provided for in this Policy are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following interpretations apply:
A.Any termination of a Covered Employee’s employment triggering payment of benefits under this Policy must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l(h) before distribution of such benefits can commence. To the extent that the termination of a Covered Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A- 1(h) (as the result of further services that are reasonably anticipated to be provided by such Covered Employee to the Company or any of its parents, subsidiaries or affiliates at the time her employment terminates), any benefits payable under this Policy that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this subsection shall not cause any forfeiture of benefits on the applicable Covered Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.
B.If a Covered Employee is deemed a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date of her separation from service becomes effective, any benefits payable under this Policy that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date her separation from service becomes effective, and (B) the date of her death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date the such Covered Employee’s separation from service becomes effective, and (B) such Covered Employee’s death, the Company shall pay such Covered Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Covered Employee prior to that date under this Policy.
C.It is intended that each installment of the payments and benefits provided under this Policy shall be treated as a separate “payment” for purposes of Section 409A of the Code.
(ii)Notwithstanding anything in this Policy to the contrary, if the amount of any compensation, payment or distribution by the Company to or for the benefit of any Covered Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would, but for this Section 7(c)(ii), be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Covered Employee will be entitled to receive either (x) the full amount of the Aggregate Payments or (y) a portion of the Aggregate Payments having a value equal to the Safe Harbor Amount (as defined below), whichever of (x) and (y), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Covered Employee on an after-tax basis, of the greatest portion of the Aggregate Payments. The following terms shall have the following meanings for purposes of Section 7(c)(ii): “Base Amount” means “base amount,” within the meaning of Section 280G(b)(3) of the Code; and “Safe Harbor Amount” means $1.00 less than three times the Covered Employee’s Base Amount
(iii)All calculations and determinations under this Section 7(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and the Covered Employee for all purposes. For purposes of making the calculations and determinations required by this Section 7(c), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Covered Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section Section 7(c). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
(d)Notices. Any notices, requests, demands and other communications provided for by this Policy shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Covered Employee at the last address the Covered Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer.
(e)Company’s Successors. The Company shall require any successor to the Company to expressly assume and agree to perform the Company’s obligations under this Policy in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.
(f)Arbitration. The terms and provisions of Appendix B attached hereto are incorporated herein as if fully set forth herein.
(g)Employment Status. This Policy does not change the “at-will” employment status of any employee. This Policy shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
(h)Governing Law. This Policy is governed by and shall be construed in accordance with the laws of the State of California (but not its conflicts of law provisions).
(i)Interpretation. For purposes of this Policy, whenever the context requires: the singular number shall include the plural, and vice versa; the feminine gender shall include the masculine and neuter genders; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the feminine and masculine genders.
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APPENDIX A
DARÉ BIOSCIENCE, INC. CHANGE IN CONTROL POLICY
Covered Employee Acknowledgment
A.ELIGIBILITY. You have been designated as a Covered Employee under the Daré Bioscience, Inc. Change in Control Policy (the "Policy"), a copy of which is attached to this Covered Employee Acknowledgment (this " Acknowledgment"). Capitalized terms not defined in this Acknowledgment but defined in the Policy shall have the same definitions as in the Policy.
B.BENEFITS. Subject to the terms of the Policy, if you experience a Covered Termination, and meet all the other eligibility requirements set forth in the Policy, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the applicable benefits set forth in the Policy.
C.REQUIREMENTS. Your eligibility for and receipt of any benefits to which you may become entitled as described in Section 3 of the Policy is expressly contingent upon your timely execution of an effective Release and your compliance with the terms of the Policy, including the requirements in Sections 5 and 6 of the Policy, and with all agreements with the Company by which you are bound and all Company policies. Such benefits shall immediately cease, and you will not be eligible to receive any such benefits, in the event of your violation of the terms of the Policy, including, without limitation, the requirements in Sections 5 and 6 of the Policy, any agreement with the Company by which you are bound or any Company policy.
D.ACKNOWLEDGEMENTS. As a condition to participation in the Policy, you hereby acknowledge each of the following:
a.The benefits that may be provided to you under the Policy are subject to the terms of the Policy which are incorporated into and are part of this Acknowledgment, including, without limitation, the terms in Section 7(a) of the Policy regarding the power and authority of the Committee to interpret the terms and provisions of the Policy, to make all determinations it deems advisable for the administration of the Policy, to decide all disputes arising in connection with the Policy, to otherwise supervise administration of this Policy, and to amend, revise, change or end the Policy at any time in the future; provided that the Committee may not amend or end the Policy during the period commencing on the date that the Company enters into a definitive agreement that if consummated, would result in a Change in Control and ending on the earlier of (i) 365 days after the effective date of a Change in Control and (ii) the termination of the definitive agreement without the consummation of a Change in Control.
b.You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Acknowledgment or under the Policy to either your creditors or to your beneficiary.
To acknowledge your acceptance of the terms above and to participate in the Policy, please sign and date in the space below and return it to [__________], no later than 7 days from the date first set forth below.

Date:	_____________________________		DARÉ BIOSCIENCE, INC.
By:
Name:
Title:

Date:	_____________________________		PARTICIPANT

Name:

APPENDIX B
Arbitration Agreement
Capitalized terms not defined in this Arbitration Agreement (this “Agreement”), which is Appendix B to the Daré Bioscience, Inc. Change in Control Policy (the "Policy"), shall have the same definitions as in the Policy.
(a) All disputes between a Covered Employee (and the Covered Employee’s successors, and assigns) and the Company (and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to the Policy, or the interpretation, validity, construction, performance, breach, or termination thereof (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, the Family Medical Leave Act as well as all claims under any applicable state or federal statute including but not limited to the California Labor Code, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including but not limited to claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation. Arbitration shall be final and binding upon the applicable Covered Employee and the Company (each, a “Party” and, together, the “Parties”) and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement. The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.
(b) Arbitrable Claims shall be arbitrated in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Employment Rules”), as augmented by this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claims asserted and all the facts upon which the claims are based. Either Party may bring an action in court to compel arbitration under the Policy and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted at the AAA office located in San Diego, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.
(c) All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the Parties within 30 days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator shall be required to issue a written arbitration decision including the arbitrator’s essential findings, conclusions and a statement of award. The Company shall pay all arbitration fees in excess of what the Covered Employee would have to pay if the dispute were decided in a court of law. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of the Policy is void or unenforceable.
(d) Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Agreement shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.
(e) If for any reason all or part of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this Agreement or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this Agreement had never been contained herein, consistent with the general intent of the Parties, as evidenced herein, insofar as possible.